Exhibit 99.1

On January 19, 2005, United Bancshares, Inc. issued the following press release:

United Bancshares, Inc. (Nasdaq: UBOH – news) On January 14, 2005, the Board of Directors of the Company reached an agreement with Daniel W. Schutt, which will result in Mr. Schutt serving as the President and Chief Executive Officer for United Bancshares, Inc. (“Company”) and its wholly-owned bank subsidiary, The Union Bank Company.  It is expected that Mr. Schutt will assume his new roles effective January 24, 2005.

James N. Reynolds, Chairman of United Bancshares said, “The board is delighted to have a signed agreement with Mr. Schutt to serve as President and Chief Executive Officer.” He added, “Mr. Schutt brings a variety of skills and experiences that compliment the Company’s strategic direction.”  Mr. Schutt has over 38 years of banking experience including over 21 years of executive management experience.  Mr. Schutt previously served as President of The Union Bank Company from June 1998 until November 2002.

The Board of Directors also expressed their gratitude to the Company’s employees who worked diligently through the transition period.  Mr. Reynolds stated, “The talent, commitment and hard work of the Company’s employees through this period is commendable.” He also stated, “We continue to acknowledge that our employees are the critical component to the Company’s success.  Through their continued efforts the Company will continue to bring value to its shareholders and communities by being a strong financial services provider.”

In addition, on January 18, 2005, the Company signed an Agreement with its Chief Financial Officer that provides for certain termination payments should certain conditions as stated in the agreement be met.

United Bancshares, Inc. is a locally-owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville. The Company’s stock, which is quoted on the NASDAQ National Market System under the symbol UBOH, most recently closed at $17.00 per share.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2003 Form 10-K.